Exhibit 99.1

TheStreet Reports Third Quarter 2017 Results and Announces New Share Repurchase Authorization

●	GAAP net income attributable to common stockholders totaled $0.2 million, or $0.01 per share, versus a net loss attributable to common stockholders of $1.2 million, or ($0.03) per share in the prior year period.

●	Adjusted EBITDA of $2.1 million increased $2.0 million as compared to the third quarter of 2016.

●	Cash, cash equivalents, restricted cash and marketable securities of $26.1 million increased $2.7 million as compared to December 31, 2016 and up $0.7 million from June 30, 2017.

●	Revenue totaled $15.3 million in the third quarter of 2017 as compared to $15.2 million for the same period last year.

●	Business-to-Business Revenue of $7.9 million, up $0.7 million, or 9% year-over-year.

●	Business-to-Business revenue continues to grow making up 52% of total revenue in the third quarter of 2017 as compared to 47% for the same period last year.

●	Business-to-Consumer Revenue of $7.4 million, down $0.6 million, or 8% year-over-year.

●	Consumer Advertising remains strong up 2% year-over-year.

●	Operating expense for the third quarter of 2017 was $15.0 million, an improvement of $1.1 million, or 7%, from $16.1 million for the third quarter of last year.

NEW YORK, November 13, 2017 -- TheStreet, Inc. (Nasdaq: TST) a leading financial news and information company, today reported financial results for the third quarter ended September 30, 2017.

For the third quarter of 2017, the Company reported revenue of $15.3 million, net income attributable to common stockholders of $0.2 million, or $0.01 per share, and an Adjusted EBITDA(1) of $2.1 million. The third quarter net income reflects declines in cost of services, sales and marketing and general and administrative expenses, partially offset by higher depreciation and amortization expense from infrastructure buildout during 2016 and year to date 2017.

“This is the second consecutive quarter that we have had net income,” said David Callaway, President and CEO. “Our turnaround plan has taken hold. With the confidence of our newest investor, 180 Capital, and finalized contract negotiations with Jim Cramer, we are set for continued growth on the top and bottom line of the business.”

Third Quarter Results

Revenue for the third quarter of 2017 was $15.3 million, as compared to $15.2 million for the third quarter of 2016. Growth in Business to Business (“B2B”) revenue of $0.7 million partially offset by declines in Business to Consumer (“B2C”) revenue of $0.6 million (primarily from premium subscription products).

Business-to-Business Revenue

B2B revenue including The Deal, BoardEx and RateWatch totaled $7.9 million, up $0.7 million, or 9%, compared to the third quarter of 2016. Adjusting for foreign translation changes, B2B revenue was up 8% compared to the third quarter of 2016.

The gain in B2B revenue resulted from higher BoardEx subscription revenue, which increased by $0.7 million, or 29%, resulting from a 10% increase in the weighted-average number of subscriptions as well as a 19% increase in the average revenue recognized per subscription. In addition, RateWatch subscription revenue increased $0.1 million, or 8%, due to a 12% increase in the average revenue recognized per subscription partially offset by a 4% decline in the weighted-average number of subscriptions. These gains were partially offset by lower subscription, event, information service and licensing revenue for The Deal, which decreased $0.2 million.

Business-to-Consumer Revenue

B2C revenue for the third quarter of 2017 was $7.4 million, a decrease of $0.6 million, or 8%, from $8.0 million in the third quarter of 2016.

B2C subscription revenue for the third quarter of 2017 was $4.9 million, a decrease of $0.6 million, or 12%, as compared to the third quarter of 2016. This decrease was primarily due to a 14% decline in the weighted-average number of subscriptions offset by an increase of 2% in the average revenue recognized per subscription. Average monthly churn (2) of 4.22% during the third quarter of 2017 improved 57 basis points (“BP”) from 4.79% during the third quarter of 2016 and 45 BP from the second quarter of 2017. In addition, licensing and syndication revenue of $296 thousand declined 8% in the third quarter of 2017 as compared to the same quarter last year.

B2C advertising revenue grew 2% for the third quarter of 2017 as compared to the same period in 2016 due to increased sales to repeat customers from effective marketing programs and better CPM margins.

Operating Expense, Net Results and Liquidity

Operating expenses for the third quarter of 2017 were $15.0 million, $1.1 million, or 7% less than the $16.1 million in operating expenses incurred in the third quarter last year. Excluding the third quarter 2016 one-time restructuring benefit from a lease termination related to The Deal’s office space of $0.6 million and other one-time severance related costs, operating expenses for the third quarter 2017 were better by $1.6 million, or 10%. Savings were realized in cost of services, sales and marketing and general and administrative expenses. These savings included lower salary and other benefits realized from the restructuring of the business in 2016, a controlled reduction of outside services, primarily non-employee reporters and revenue share contributors, and online advertising.

Net Income attributable to common stockholders for the third quarter of 2017 was $0.2 million, compared to a net loss attributable to common stockholders of $1.2 million, in the prior year period. The Company reported a basic and diluted net income per share attributable to common stockholders of $0.01 for the third quarter of 2017, compared to a net loss per share attributable to common stockholders of ($0.03) for the third quarter of 2016. Adjusted EBITDA for the third quarter of 2017 was $2.1 million, an increase $2.0 million compared to the prior year period. The increase in Adjusted EBITDA primarily resulted from strong BoardEx and RateWatch subscription revenue along with managed expense reductions in all categories. This was partially offset by lower premium subscription, licensing & syndication and timing of event revenues within the businesses.

The Company ended the third quarter with cash and cash equivalents, restricted cash and marketable securities of $26.1 million, up $2.7 million, or 11% as compared to $23.4 million at December 31, 2016 primarily from a smaller net loss for the period, strong upward movement in deferred revenue in the B2B and B2C segments and slightly reduced capital expenditures. This was partially offset by reductions in accounts payable, accrued expenses and an increase in accounts receivable.

Share Repurchase Program

The Company also announced today that its Board of Directors has approved a new share buyback program authorizing the repurchase of up to 5 million shares of the Company’s common stock, which equates to approximately 10% of the shares outstanding following the preferred stock exchange and common stock financing also announced today. Purchases may be made in the open market or in privately negotiated transactions as deemed appropriate by management. The Company may, among other things, utilize existing cash reserves and cash flows from operations to fund any repurchases. The timing and amount of any repurchases will be determined by the Company's management based upon its evaluation of the trading prices of the securities, market conditions and other factors. The repurchase program does not obligate the Company to repurchase any dollar amount or number of shares and may be extended, modified, suspended or discontinued at any time.

Conference Call Information

TheStreet will discuss its financial results for the third quarter today (November 13th) at 10:30 a.m. EDT.

To participate in the call, please dial 877-604-9673 (domestic) or 719-325-4765 (international). The conference code is 6480352. This call is being webcast and can be accessed on the Investor Relations section of TheStreet website at http://investor-relations.thestreet.com/events.cfm.

A replay of the webcast will be available approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

About TheStreet

TheStreet, Inc. (NASDAQ: TST, www.t.st) is a leading financial news and information provider to investors and institutions worldwide. The Company’s namesake brand, TheStreet (www.thestreet.com), is in its third decade of producing unbiased business news and market analysis for individual investors. The Company’s portfolio of institutional brands includes The Deal (www.thedeal.com), which provides actionable, intraday coverage of mergers, acquisitions and all other changes in corporate control; BoardEx (www.boardex.com), a relationship mapping service of corporate directors and officers; and RateWatch (www.rate-watch.com), which supplies rate and fee data from banks and credit unions across the U.S.

Non-GAAP Financial Information

(1) To supplement the Company’s financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company also uses “EBITDA” and “Adjusted EBITDA”, non-GAAP measures of certain components of financial performance. “EBITDA” is adjusted from results based on GAAP to exclude interest, income taxes, depreciation and amortization. This non-GAAP measure is provided to enhance investors’ overall understanding of the Company’s current financial performance and its prospects for the future. Specifically, the Company believes that the non-GAAP EBITDA results are an important indicator of the operational strength of the Company’s business and provide an indication of the Company’s ability to service debt and fund acquisitions and capital expenditures. EBITDA eliminates the uneven effect of considerable amounts of non-cash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations. “Adjusted EBITDA” further eliminates the impact of non-cash stock compensation, impairment charges, restructuring, transaction related costs, severance and other charges affecting comparability. A limitation of these measures, however, is that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s businesses. Management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets and investment spending levels. “Free cash flow” means net income/loss plus non-cash expenses net of gains/losses on dispositions of assets, less changes in operating assets and liabilities and capital expenditures. The Company believes that this non-GAAP financial measure is an important indicator of the Company’s financial results because it gives investors a view of the Company’s ability to generate cash.

(2) Average monthly churn is defined as subscriber terminations/expirations in the quarter divided by the sum of the beginning subscribers and gross subscriber additions for the quarter, and then divided by three.  Subscriptions that are on a free-trial basis are not regarded as added or terminated unless the subscription is active at the end of the free-trial period.

Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding planned investments in our business, improved premium subscription products, potential repurchases of our common stock and expectations for continued growth. Such forward-looking statements are subject to risks and uncertainties, including those described in the Company's filings with the Securities and Exchange Commission ("SEC") that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might contribute to such differences include, among others, economic downturns and the general state of the economy, including the financial markets and mergers and acquisitions environment; our ability to drive revenue, and increase or retain current subscription revenue, particularly in light of the investments in our expanded news operations; our ability to develop new products; competition and other factors set forth in our filings with the SEC, which are available on the SEC's website at www.sec.gov. All forward-looking statements contained herein are made as of the date of this press release. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results or occurrences. The Company disclaims any obligation to update these forward-looking statements, whether as a result of new information, future developments or otherwise.

Contacts:

Eric Lundberg

Chief Financial Officer

TheStreet, Inc.

ir@thestreet.com

John Evans

Investor Relations
PIR Communications
415-309-0230
ir@thestreet.com

THESTREET, INC.
CONSOLIDATED BALANCE SHEETS

	September 30, 2017	December 31, 2016
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$23,990,179	$21,371,122
Accounts receivable, net of allowance for doubtful accounts of $331,793 at September 30, 2017 and $316,204 at December 31, 2016	4,809,393	5,119,959
Other receivables	309,832	358,266
Prepaid expenses and other current assets	2,014,597	1,416,956
Total current assets	31,124,001	28,266,303
Noncurrent Assets:
Property and equipment, net of accumulated depreciation and amortization of $5,420,056 at September 30, 2017 and $5,682,286 at December 31, 2016	2,834,366	3,550,007
Marketable securities	1,600,250	1,550,000
Other assets	302,091	285,843
Goodwill	29,408,292	29,183,141
Other intangibles, net of accumulated amortization of $22,545,755 at September 30, 2017 and $20,134,178 at December 31, 2016	14,399,003	15,127,818
Restricted cash	500,000	500,000
Total assets	$80,168,003	$78,463,112

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,189,424	$2,526,034
Accrued expenses	3,563,019	5,115,558
Deferred revenue	24,338,054	22,476,962
Other current liabilities	1,906,511	983,799
Total current liabilities	31,997,008	31,102,353
Noncurrent Liabilities:
Deferred tax liability	2,481,303	2,036,487
Other liabilities	2,146,454	3,274,816
Total liabilities	36,624,765	36,413,656

Stockholders’ Equity:
Preferred stock; $0.01 par value; 10,000,000 shares authorized; 5,500 shares issued and 5,500 shares outstanding at September 30, 2017 and December 31, 2016; the aggregate liquidation preference totals $55,000,000 at September 30, 2017 and December 31, 2016	55	55
Common stock; $0.01 par value; 100,000,000 shares authorized; 43,404,372 shares issued and 35,872,589 shares outstanding at September 30, 2017, and 42,936,906 shares issued and 35,421,217 shares outstanding at December 31, 2016	434,044	429,369
Additional paid-in capital	272,345,333	271,143,445
Accumulated other comprehensive loss	(5,005,790)	(5,898,305)
Treasury stock at cost; 7,531,783 shares at September 30, 2017 and 7,515,689 shares at December 31, 2016	(13,223,610)	(13,211,141)
Accumulated deficit	(211,006,794)	(210,413,967)
Total stockholders’ equity	43,543,238	42,049,456

Total liabilities and stockholders’ equity	$80,168,003	$78,463,112

THESTREET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue:
Business to business	$7,870,124	$7,215,910	$23,112,310	$21,879,869
Business to consumer	7,382,672	7,997,944	23,380,528	25,695,944
Total revenue	15,252,796	15,213,854	46,492,838	47,575,813

Operating expense:
Cost of services	6,645,804	7,924,852	20,631,855	23,956,285
Sales and marketing	3,077,783	3,736,815	10,198,956	11,634,402
General and administrative	3,882,898	3,937,226	11,761,402	12,930,523
Depreciation and amortization	1,352,760	1,080,651	3,834,785	2,996,121
Restructuring and other charges	—	(582,519)	198,979	960,491
Total operating expense	14,959,245	16,097,025	46,625,977	52,477,822
Operating income (loss)	293,551	(883,171)	(133,139)	(4,902,009)
Net interest income (expense)	8,168	(12,179)	26,224	(24,273)
Net income (loss) before income taxes	301,719	(895,350)	(106,915)	(4,926,282)
Provision for income taxes	111,850	325,781	485,912	949,657
Net income (loss) attributable to common stockholders	$189,869	$(1,221,131)	$(592,827)	$(5,875,939)

Net income (loss) per share:
Basic net income (loss) attributable to common stockholders	$0.01	$(0.03)	$(0.02)	$(0.17)
Diluted net income (loss) attributable to common stockholders	$0.01	$(0.03)	$(0.02)	$(0.17)

Weighted average shares outstanding
Basic shares outstanding	35,869,751	35,253,930	35,710,049	35,228,863
Diluted shares outstanding	36,142,548	35,253,930	35,710,049	35,228,863

Reconciliation of net income (loss) to adjusted EBITDA - see note (1):
Net income (loss)	$189,869	$(1,221,131)	$(592,827)	$(5,875,939)
Provision for income taxes	111,850	325,781	485,912	949,657
Net interest (income) expense	(8,168)	12,179	(26,224)	24,273
Depreciation and amortization	1,352,760	1,080,651	3,834,785	2,996,121
EBITDA	1,646,311	197,480	3,701,646	(1,905,888)
Restructuring and other charges	—	(582,519)	198,979	960,491
Stock based compensation	400,948	407,413	1,205,978	1,152,025
Severance	7,403	126,384	105,531	192,382
One-time sales tax provision	—	—	—	1,365,198
Recovery of previously impaired investment	—	(64,000)	—	(166,198)
Adjusted EBITDA	$2,054,662	$84,758	$5,212,134	$1,598,010

THESTREET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the Nine Months Ended September 30,
	2017	2016
Cash Flows from Operating Activities:
Net loss	$(592,827)	$(5,875,939)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock-based compensation expense	1,205,978	1,152,025
Provision for (recovery of) doubtful accounts	69,260	(13,892)
Depreciation and amortization	3,834,785	2,996,121
Deferred taxes	444,816	842,176
Restructuring and other charges	—	105,113
Deferred rent	(394,839)	(547,350)
Changes in operating assets and liabilities:
Accounts receivable	332,707	1,465,800
Other receivables	49,336	266,451
Prepaid expenses and other current assets	(582,693)	(393,861)
Other assets	(4,417)	3,999
Accounts payable	(344,356)	40,502
Accrued expenses	(1,573,044)	(38,541)
Deferred revenue	1,719,817	(1,404,244)
Other current liabilities	(540)	(208,328)
Other liabilities	—	99,475
Net cash provided by (used in) operating activities	4,163,983	(1,510,493)

Cash Flows from Investing Activities:
Restricted cash	—	161,250
Capital expenditures	(1,832,925)	(2,707,638)
Net cash used in investing activities	(1,832,925)	(2,546,388)

Cash Flows from Financing Activities:
Cash dividends paid on common stock	(68,245)	(12,492)
Shares withheld on RSU vesting to pay for withholding taxes	(12,469)	(5,057)
Net cash used in financing activities	(80,714)	(17,549)

Effect of exchange rate changes on cash and cash equivalents	368,713	(425,091)

Net increase (decrease) in cash and cash equivalents	2,619,057	(4,499,521)
Cash and cash equivalents, beginning of period	21,371,122	28,445,416
Cash and cash equivalents, end of period	$23,990,179	$23,945,895

Reconciliation of net loss to free cash flow - see note (1):
Net loss	$(592,827)	$(5,875,939)
Noncash expenditures	5,160,000	4,534,193
Changes in operating assets and liabilities	(403,190)	(168,747)
Capital expenditures	(1,832,925)	(2,707,638)
Free cash flow	$2,331,058	$(4,218,131)